Exhibit 8.1

List of Significant Subsidiaries and Consolidated Variable Interest Entities of Qifu Technology, Inc.

Subsidiaries	Place of Incorporation
HK Qirui International Technology Limited	Hong Kong
Shanghai Qiyue Information Technology Co., Ltd.	People’s Republic of China
Shanghai Qidi Information Technology Co., Ltd.	People’s Republic of China
Beihai Qi’ang Information Technology Co., Ltd.	People’s Republic of China

Consolidated Variable Interest Entities and Their Subsidiaries	Place of Incorporation
Shanghai Qiyu Information Technology Co., Ltd.	People’s Republic of China
Fuzhou Qifu Financing Guarantee Co., Ltd.	People’s Republic of China
Fuzhou Qifu Online Microcredit Co., Ltd.	People’s Republic of China
Beihai Yunhua Information Technology Co., Ltd.	People’s Republic of China